UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Regional Management Corp.

(Name of Issuer)

Common stock, $0.10 par value

(Title of Class of Securities)

75902K106

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Palladium Equity Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 3,686,575

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): PN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Palladium Equity Partners III, L.L.C.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 3,686,575

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): OO

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Marcos A. Rodriguez

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 3,686,575

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Parallel 2005 Equity Fund, LP

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 2,103,515

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): PN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Parallel 2005 Equity Partners, LP

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 2,103,515

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): PN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Parallel 2005 Equity Partners, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 2,103,515

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): OO

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: F. Barron Fletcher, III

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 2,103,515

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Richard A. Godley, Sr. as Trustee of the Richard A. Godley, Sr. Revocable Trust dated August 29, 2005

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Mr. Godley is a United States citizen. The trust is a South Carolina trust.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 327,220

	8.	Shared Dispositive Power: 0**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

** Does not include 301,505 shares of Common Stock held as of December 31, 2012 by Mr. Godley’s wife, Pamela Denise Godley, in her capacity as trustee of three trusts as disclosed on the following page.  Mr. Godley disclaims beneficial ownership of these shares.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.

Name of Reporting Persons:
Pamela Denise Godley as Trustee of:

1.         The Pamela Denise Godley Revocable Trust, dated November 3, 2011;

2.         The Haylei D. Tucker Family 2012 Irrevocable Trust, dated December 17, 2012; and

3.         The Tyler Godley Children 2012 Irrevocable Trust, dated December 17, 2012.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: Ms. Godley is a United States citizen. All three trusts are South Carolina trusts.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 301,505

	8.	Shared Dispositive Power: 0**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

**  Does not include 327,330 shares of Common Stock held as of December 31, 2012 by Ms. Godley’s husband Richard A. Godley, Sr. in his capacity as trustee of a trust as disclosed on the previous page.  Ms. Godley disclaims beneficial ownership of these shares.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Vanessa Bailey Godley

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 25,522

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: William T. “Tyler” Godley

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 23,416

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Jerry Shirley

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 446,095

	8.	Shared Dispositive Power: 338,558**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

** These shares of Common Stock are held as of December 31, 2012 by The Tyler Godley 2011 Irrevocable Trust, dated March 28, 2011, for which Mr. Shirley serves as Investment Advisor with respect to shares of Common Stock of the Issuer.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: U.S. Trust Company of Delaware as trustee of The Tyler Godley 2011 Irrevocable Trust, dated March 28, 2011

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: U.S. Trust Company is organized under the laws of Delaware. The trust is a South Carolina trust.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 338,558**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): CO

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

**Jerry L. Shirley is the investment advisor to the trust with respect to shares of Common Stock of the Issuer.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Brenda F. Kinlaw

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 150,131

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: C. Glynn Quattlebaum

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 294,844**

	8.	Shared Dispositive Power: 80,131***

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

** This number represents shares of Common Stock issuable upon exercise of options held by Mr. Quattlebaum as of December 31, 2012.

*** Mr. Quattlebaum held these shares of Common Stock as of December 31, 2012 as a joint tenant with his wife Sherri Quattlebaum.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Sherri Quattlebaum

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 0

	8.	Shared Dispositive Power: 80,131**

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

**  Includes 80,131 shares of Common Stock held as of December 31, 2012 as a joint tenant with Ms. Quattlebaum’s husband, C. Glynn Quattlebaum.  Does not include 294,844 shares of Common Stock issuable upon exercise of options held by Mr. Quattlebaum as of December 31, 2012.  Ms. Quattlebaum disclaims beneficial ownership of the shares issuable upon exercise of Mr. Quattlebaum’s options.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

CUSIP No. 75902K106		13G

1.	Name of Reporting Persons: Jesse W. Geddings

2.	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0

	6.	Shared Voting Power: 7,806,214*

	7.	Sole Dispositive Power: 28,702

	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,806,214*

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9): 61.1%*†

12.	Type of Reporting Person (See Instructions): IN

* Represents the aggregate number of shares of Common Stock beneficially owned by the Reporting Persons as of December 31, 2012.  See Item 4 of the Statement on Schedule 13G.

†The calculation of the foregoing percentage is based on 12,486,727 shares of Common Stock outstanding as of November 13, 2012 as reported in the Regional Management Corp. Quarterly Report on Form 10-Q for the period ended September 30, 2012, as filed with the Securities and Exchange Commission on November 14, 2012.

Item 1.	(a).	Name of Issuer Regional Management Corp. (the “Company”)
	(b).	Address of Issuer’s Principal Executive Offices: 509 West Butler Road Greenville, South Carolina 29607

Item 2(a).		Name of Person Filing
Item 2(b).

Address of Principal Business Office

(i) Palladium Equity Partners III, L.P.

(ii) Palladium Equity Partners III, LL.C.

(iii) Marcos A. Rodriguez

Rockefeller Center

1270 Avenue of the Americas, Suite 2200

New York, New York 10020

(iv) Parallel 2005 Equity Fund, LP

(v) Parallel 2005 Equity Partners, LP

(vi) Parallel 2005 Equity Partners, LLC

(vii) F. Barron Fletcher, III

2100 McKinney Avenue, Suite 1200

Dallas, Texas 75201

(viii) Richard A. Godley, as Trustee of the Richard A. Godley, Sr. Revocable Trust, dated August 29, 2005

(ix) Pamela Denise Godley, as Trustee of (i) the Pamela Denise Godley Revocable Trust, dated November 3, 2011, (ii) the Haylei D. Tucker Family 2012 Irrevocable Trust, dated December 17, 2012 and (iii) the Tyler Godley Children 2012 Irrevocable Trust, dated December 17, 2012.

(x) Vanessa Bailey Godley

(xi) William T. “Tyler” Godley

(xii) Jerry Shirley

(xiii) Brenda F. Kinlaw

(xiv) C. Glynn Quattlebaum

(xv) Sherri Quattlebaum

(xvi) Jesse W. Geddings

c/o Regional Management Corp.

509 West Butler Road

Greenville, South Carolina 29607

(xvii) U.S. Trust Company of Delaware as Trustee of  The Tyler Godley 2011 Irrevocable Trust, dated March 28, 2011

DE5-002-04-12

1100 North King Street

Wilmington, DE 19884

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2013, a copy of which is attached as Exhibit A to this statement on Schedule 13G, pursuant to which the Reporting Persons agreed to file this statement on Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(c).	Citizenship See Item 4 of each cover page
Item 2(d).	Title of Class of Securities: Common stock, $0.10 par value (the “Common Stock”)
Item 2(e).	CUSIP Number: 75902K106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not Applicable.

Item 4.	Ownership.
(a)

Amount beneficially owned:

Pursuant to the Amended and Restated Shareholders Agreement, dated as of March 27, 2012, among the Company, Parallel 2005 Equity Fund, LP, Palladium Equity Partners III, L.P. and the shareholders listed on Annex II thereto (the “Shareholders Agreement”), each of the Reporting Persons may be deemed to be a member of a group exercising voting control over the shares of Common Stock held by certain of them.  As of December 31, 2012, each of the Reporting Persons may be deemed to be the beneficial owner of 7,806,214 shares of Common Stock.  The Shareholders Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 4, 2012.

Palladium Equity Partners III, L.P. directly held 3,686,575 shares of Common Stock as of December 31, 2012.  The general partner of Palladium Equity Partners III, L.P. is Palladium Equity Partners III, L.L.C.  Marcos A. Rodriguez is the managing member of

Palladium Equity Partners III, L.L.C.

Parallel 2005 Equity Fund, LP directly held 2,103,515 shares of Common Stock as of December 31, 2012.  The general partner of Parallel 2005 Equity Fund, LP is Parallel 2005 Equity Partners, LP.  The general partner of Parallel 2005 Equity Partners, LP is Parallel 2005 Equity Partners, LLC.  F. Barron Fletcher, III is the managing member of Parallel 2005 Equity Partners, LLC.

The remaining Reporting Persons beneficially owned as of December 31, 2012 an aggregate of 1,721,280 the shares of Common Stock and 294,844 options to purchase Common Stock which are exercisable at December 31, 2012 or exercisable within 60 days of December 31, 2012.

(b) Percent of class: See Item 11 of each cover page and Item 4(a) above.
(c) Number of shares as to which the reporting person has:
(i) Sole power to vote or to direct the vote: See Item 5 of each cover page
(ii) Shared power to vote or to direct the vote: See Item 6 of each cover page
(iii) Sole power to dispose or to direct the disposition of: See Item 7 of each cover page
(iv) Shared power to dispose or to direct the disposition of: See Item 8 of each cover page

Item 5.	Ownership of Five Percent or Less of a Class
Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above.  To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the partners, members, affiliates or shareholders of the Reporting Persons and any other persons named in Item 4 or Item 8 has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock reported herein.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

As stated in Item 4 above, pursuant to the Shareholders Agreement, each of the Reporting Persons may be deemed to be a member of a group exercising voting control over the shares of Common Stock held by certain of them.  As of December 31, 2012, each of the Reporting Persons may be deemed to be the beneficial owner of the 7,806,214 shares of Common Stock.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.
Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2013

PALLADIUM EQUITY PARTNERS III, L.P.

By:	/s/ Kevin L. Reymond
Name: Kevin L. Reymond
Title: Chief Financial Officer

PALLADIUM EQUITY PARTNERS III, L.L.C.

By:	/s/ Erik A. Scott
Name: Erik A. Scott
Title: Member

MARCOS A. RODRIGUEZ

/s/ Erik A. Scott
Name: Erik A. Scott
Title: Attorney-in-fact

PARALLEL 2005 EQUITY FUND, LP

By: Parallel 2005 Equity Partners, LP, its general partner

By:	/s/ F. Barron Fletcher, III
Name: F. Barron Fletcher, III
Title: Authorized Person

PARALLEL 2005 EQUITY PARTNERS, LP

By: Parallel 2005 Equity Partners, LLC, its general partner

By:	/s/ F. Barron Fletcher, III
Name: F. Barron Fletcher, III
Title: Authorized Person

PARALLEL 2005 EQUITY PARTNERS, LLC

By:	/s/ F. Barron Fletcher, III
Name: F. Barron Fletcher, III
Title: Authorized Person

F. BARRON FLETCHER, III

/s/ F. Barron Fletcher, III

RICHARD A. GODLEY, SR. AS TRUSTEE OF THE RICHARD A. GODLEY, SR. REVOCABLE TRUST,
DATED AUGUST 29, 2005

/s/ Richard A. Godley, Sr.

PAMELA DENISE GODLEY, AS TRUSTEE OF THE PAMELA DENISE GODLEY REVOCABLE TRUST,
DATED NOVEMBER 3, 2011

/s/ Pamela Denise Godley

PAMELA DENISE GODLEY, AS TRUSTEE OF THE HAYLEI D. TUCKER FAMILY 2012 IRREVOCABLE TRUST,
DATED DECEMBER 17, 2012

/s/ Pamela Denise Godley

PAMELA DENISE GODLEY, AS TRUSTEE OF THE TYLER GODLEY CHILDREN 2012 IRREVOCABLE TRUST,
DATED DECEMBER 17, 2012

/s/ Pamela Denise Godley

VANESSA BAILEY GODLEY

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

WILLIAM T. “TYLER” GODLEY

/s/ William T. “Tyler” Godley

JERRY SHIRLEY

/s/ Jerry Shirley

U.S. TRUST COMPANY OF DELAWARE AS
TRUSTEE OF THE TYLER GODLEY 2011 IRREVOCABLE TRUST, DATED MARCH 28, 2011

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

BRENDA F. KINLAW

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

C. GLYNN QUATTLEBAUM

/s/ C. Glynn Quattlebaum

SHERRI QUATTLEBAUM

/s/ Sherri Quattlebaum

JESSE W. GEDDINGS

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

EXHIBIT LIST

Exhibit A                                             Joint Filing Agreement, dated as of February 14, 2013

Exhibit B                                             Powers of Attorney granted by certain of the Reporting Persons

EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the common stock of Regional Management Corp. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In accordance with Rule 13d-1(k) of the Exchange Act, each of the undersigned shall be responsible for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other person contained therein, unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated   February 14, 2013

PALLADIUM EQUITY PARTNERS III, L.P.

By:	/s/ Kevin L. Reymond
Name: Kevin L. Reymond
Title: Chief Financial Officer

PALLADIUM EQUITY PARTNERS III, L.L.C.

By:	/s/ Erik A. Scott
Name: Erik A. Scott
Title: Member

MARCOS A. RODRIGUEZ

/s/ Erik A. Scott
Name: Erik A. Scott
Title: Attorney-in-fact

PARALLEL 2005 EQUITY FUND, LP

By: Parallel 2005 Equity Partners, LP, its general partner

By:	/s/ F. Barron Fletcher, III
Name: F. Barron Fletcher, III
Title: Authorized Person

PARALLEL 2005 EQUITY PARTNERS, LP

By: Parallel 2005 Equity Partners, LLC, its general partner

By:	/s/ F. Barron Fletcher, III
Name: F. Barron Fletcher, III
Title: Authorized Person

PARALLEL 2005 EQUITY PARTNERS, LLC

By:	/s/ F. Barron Fletcher, III
Name: F. Barron Fletcher, III
Title: Authorized Person

F. BARRON FLETCHER, III

/s/ F. Barron Fletcher, III

RICHARD A. GODLEY, SR. AS TRUSTEE OF THE RICHARD A. GODLEY, SR. REVOCABLE TRUST
DATED AUGUST 29, 2005

/s/ Richard A. Godley, Sr.

PAMELA DENISE GODLEY, AS TRUSTEE OF THE PAMELA DENISE GODLEY REVOCABLE TRUST,
DATED NOVEMBER 3, 2011

/s/ Pamela Denise Godley

PAMELA DENISE GODLEY, AS TRUSTEE OF THE HAYLEI D. TUCKER FAMILY 2012 IRREVOCABLE TRUST,
DATED DECEMBER 17, 2012

/s/ Pamela Denise Godley

PAMELA DENISE GODLEY, AS TRUSTEE OF THE TYLER GODLEY CHILDREN 2012 IRREVOCABLE TRUST,
DATED DECEMBER 17, 2012

/s/ Pamela Denise Godley

VANESSA BAILEY GODLEY

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

WILLIAM T. “TYLER” GODLEY

/s/ William T. “Tyler” Godley

JERRY SHIRLEY

/s/ Jerry Shirley

U.S. TRUST COMPANY OF DELAWARE AS
TRUSTEE OF THE TYLER GODLEY 2011 IRREVOCABLE TRUST, DATED MARCH 28, 2011

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

BRENDA F. KINLAW

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

C. GLYNN QUATTLEBAUM

/s/ C. Glynn Quattlebaum

SHERRI QUATTLEBAUM

/s/ Sherri Quattlebaum

JESSE W. GEDDINGS

By:	/s/ Richard A. Godley, Sr.
Name: Richard A. Godley, Sr.
Title: Attorney-in-fact

EXHIBIT B

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ Richard A. Godley, Sr.

Print Name:	Richard A. Godley, Sr.
Individually and as Trustee of the Richard A. Godley, Sr.
Revocable Trust, dated August 29, 2005

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ Pamela Denise Godley

Print Name:	Pamela Denise Godley

Individually and as Trustee of (i) the Pamela Denise Godley Revocable Trust, dated November 3, 2011, (ii) the Haylei D. Tucker Family 2012 Irrevocable Trust, dated December 17, 2012 and (iii) the Tyler Godley Children 2012 Irrevocable Trust, dated December 17, 2012.

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of February, 2013.

Signature:	/s/ Vanessa Bailey Godley

Print Name:	Vanessa Bailey Godley

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ William T. “Tyler” Godley

Print Name:	William T. “Tyler” Godley

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ Jerry L. Shirley

Print Name:	Jerry L. Shirley

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

U.S. TRUST COMPANY OF DELAWARE
As Trustee of the Tyler Godley 2011 Irrevocable Trust
dated March 28, 2011

By:	/s/ Cathleen McVeigh

Name:	Cathleen McVeigh

Title:	Managing Director

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)                                           do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 12th day of February, 2013.

Signature:	/s/ Brenda F. Kinlaw

Print Name:	Brenda F. Kinlaw

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ C. Glynn Quattlebaum

Print Name:	C. Glynn Quattlebaum

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ Sherri Quattlebaum

Print Name:	Sherri Quattlebaum

SCHEDULE 13D/G POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Richard A. Godley, Sr. and Jerry L. Shirley, or either of them signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)         prepare, execute in the undersigned’s name and on the undersigned’s behalf, and submit to the U.S. Securities and Exchange Commission (the “SEC”) a Form ID, including amendments thereto, and any other documents necessary or appropriate to obtain codes and passwords enabling the undersigned to make electronic filings with the SEC of reports required by Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or any rule or regulation of the SEC;

(2)         execute for and on behalf of the undersigned, in the undersigned’s capacity as a stockholder of Regional Management Corp. (the “Company”), any Schedule 13D or Schedule 13G and any amendments thereto in accordance with Section 13(d) or Section 13(g), as applicable, of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and any joint filing agreement in connection therewith;

(3)         do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Schedule 13D or Schedule 13G, complete and execute any amendment or amendments thereto, and timely file such schedule with the SEC and any stock exchange or similar authority; and

(4)         take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file either a Schedule 13D or Schedule 13G with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13th day of February, 2013.

Signature:	/s/ Jesse W. Geddings

Print Name:	Jesse W. Geddings

POWER OF ATTORNEY

Know all men by these presents that MARCOS A. RODRIGUEZ does hereby make, constitute and appoint DAVID PEREZ and ERIK A. SCOTT, or either one of them or any other person acting at the direction of either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned’s individual capacity and as an officer, member or partner of any entity for which the undersigned is otherwise authorized to sign), to execute and deliver such forms relating to the interests held by Palladium Equity Partners III, LP in Regional Management Corp. as may be required to be filed from time to time with the Securities and Exchange Commission with respect to:  (i) Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), including without limitation, Schedule 13D, Schedule 13G, statements on Form 3, Form 4 and Form 5 and (ii) in connection with any applications for EDGAR access codes, including without limitation the Form ID.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of March, 2012.

/s/ Marcos A. Rodriguez
Marcos A. Rodriguez